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Exhibit 99.1

MOTHERS WORK, INC.
CONTACT:	Edward M. Krell Senior Vice President— Chief Financial Officer (215) 873-2220

FOR IMMEDIATE RELEASE

MOTHERS WORK, INC. ANNOUNCES
RECEIPT OF REQUISITE CONSENTS IN SOLICITATION
RELATING TO ITS 12 5/8% SENIOR NOTES DUE 2005

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        Philadelphia, PA, July 24, 2002—Mothers Work, Inc. (Nasdaq: MWRK) today announced that, in connection with its previously announced cash tender offer (the "Offer") and consent solicitation (the "Solicitation") relating to its 12 5/8% Senior Notes due 2005 (the "Notes"), it has received the requisite consents to reduce the notice period for redemption of the Notes and to eliminate substantially all of the principal restrictive covenants in the indenture under which the Notes were issued. These amendments will be effective as to all Notes, even those that are not purchased in the Offer, if and when the Offer is consummated. To the extent that any Notes remain outstanding after the consummation of the Offer, the Company presently intends to redeem such Notes. The Company solicited the consents in connection with the refinancing of certain outstanding indebtedness and the redemption or repurchase of certain preferred stock of the Company.

        On July 10, 2002, Mothers Work commenced the Offer to purchase any and all outstanding Notes and the Solicitation to obtain consents from the holders of at least a majority in aggregate principal amount of the outstanding Notes. The Offer will expire at 9:00 a.m., New York City time, on August 7, 2002, unless extended (the "Expiration Date"). Holders of Notes may continue to tender their Notes and consents until the expiration of the Offer and will be entitled to receive the tender offer consideration but not the consent payment. The Solicitation expired at 5:00 p.m., New York City time, on July 23, 2002. The consents received from the holders before that time may not be revoked.

        The Offer is subject to a number of conditions, which are set forth in the Company's Offer to Purchase and Consent Solicitation Statement (the "Statement"). These conditions include, among others, the consummation of the Company's proposed offering of shares of common stock and its proposed offering of senior notes in accordance with their terms and the tender of at least a majority in aggregate principal amount of the outstanding Notes.

        Credit Suisse First Boston Corporation ("CSFB") is the Dealer Manager and Solicitation Agent for the Offer and the Solicitation. The information agent for the Offer and the Solicitation is MacKenzie Partners, Inc. Requests for assistance or additional sets of the Offer materials may be directed to MacKenzie Partners, Inc. at (800) 322-2885 (toll-free) or (212) 929-5500 (collect). Information concerning the Offer and the Solicitation will be available from CSFB at (800) 820-1653 (toll-free) or (212) 538-8474 (collect).

        Mothers Work is the world's largest designer and retailer of maternity apparel, using its custom TrendTrack(TM) merchandise analysis and planning system as well as its rapid replenishment process to "give the customer what she wants, when she wants it." Mothers Work operates 898 maternity locations, including 753 stores and 145 leased departments, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod®, and Mimi Maternity® and sells on the web through its maternitymall.com and brand-specific websites.

        This press release shall not constitute an offer to purchase or a solicitation of an offer to purchase or a solicitation of consents with respect to the Notes. The Offer and the Solicitation are being made solely pursuant to the terms of the Statement and the related Consent and Letter of Transmittal, as the same may be amended from time to time.

        The Company has filed with the Securities and Exchange Commission a registration statement relating to shares of its common stock and a second registration statement relating to senior notes that have not yet become effective. The securities covered by these registration statements may not be sold nor may offers to buy be accepted prior to the time the applicable registration statements become effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities covered by the registration statements in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including statements regarding planned and expected sales and comparable store sales increases, gross margin and operating income margin improvement, financings and results of operations and earnings goals, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, and other factors set forth in the Company's filings with the Securities and Exchange Commission, or in materials incorporated therein by reference, including the Company's registration statements on Form S-3 filed on June 10, 2002, as amended.

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  Exhibit 99.1